Exhibit 99.1

Community Banks of Colorado, a division of NBH Bank named the SBA’s Start Up and Job Creation Lender of the Year for Colorado

Denver, CO, Oct. 5, 2020 – Community Banks of Colorado, a division of NBH Bank(the “Bank”) is honored to be recognized in 2020 as Start Up and Job Creation Lender of the Year as part of the U.S. Small Business Administration’s Colorado District Office’s Annual Awards.

“At NBH Bank, we believe the entrepreneurial spirit is the foundation of our communities, and we utilize SBA loans to provide responsible financing that supports that spirit. This award is really a testament to the vision and hard work of our clients, without whom this honor would not be possible,” said Mark Abell, SBA Division Director at NBH Bank.

The Bank was selected to receive this award based on the number of loans it made in the special categories of job creation and small business start ups. Prior to the COVID-19 pandemic, the Bank provided over $25.4 million in SBA loans to develop Colorado’s small businesses. These loans were made to minority, female and veteran-owned businesses, including start up and existing businesses.

“This lender demonstrated its willingness to bolster Colorado’s entrepreneurial community by providing commercial lending to companies, which in turn provided jobs to Coloradans and to the often overlooked companies languishing in their nascent stages,” said Steve White, Lead Lender Relations Specialist, U.S. Small Business Administration and cohost of the 2020 SBA Colorado Annual Awards presentation. “NBH continues to be the entrepreneur’s champion with a fervent focus on job creation and business development.”

About NBH Bank

NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation, operates a network of 100 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. The bank’s core geographic footprint consists of Colorado, the greater Kansas City region, New Mexico, Texas and Utah. NBH bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri and Hillcrest Bank in New Mexico, Texas and Utah. It also operates as Community Banks Mortgage, a division of NBH Bank, in Colorado. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Or, follow us on any of our social media sites:
Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;
or connect with any of our brands on LinkedIn.

About the U.S. Small Business Administration

The U.S. Small Business Administration makes the American dream of business ownership a reality. As the only go-to resource and voice for small businesses backed by the strength of the federal government, the SBA empowers entrepreneurs and small business owners with the resources and support they need to start and grow their businesses. It delivers services to people through an extensive network of SBA field offices and partnerships with public and private organizations. To learn more, visit www.sba.gov.

Contact:

Analysts/Institutional Investors:	Media:
Aldis Birkans, 720-529-3314	Angela Petrucci, 720-529-3349
Chief Financial Officer	Chief Administrative Officer
ir@nationalbankholdings.com	media@nbhbank.com

Source: NBH Bank